Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF BEYOND MEAT, INC.

Beyond Meat, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Beyond Meat, Inc.

2.The Corporation was originally incorporated on April 8, 2011, under the name “J Green Natural Foods Co.”

3.Section 1 of Article IV of the Restated Certificate of Incorporation (the “Certificate”) of the Corporation is hereby amended to read in its entirety as follows:
“Section 1. The total number of shares of all classes of stock that the Corporation has authority to issue is 3,000,500,000 shares, consisting of two classes: 3,000,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 500,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”
4.All other provisions of the Certificate shall remain in full force and effect.

5.This amendment of the Certificate has been duly authorized and adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on this 19th day of November, 2025.
BEYOND MEAT, INC.
By: /s/ Ethan Brown
Name: Ethan Brown
Title: President and Chief Executive Officer